Exhibit 99.1

                SYMS CORP REPORTS RESULTS FOR THE SECOND QUARTER

Secaucus, New Jersey, September 23, 2005 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for its second quarter ended August 27, 2005.

For the second quarter ended August 27, 2005, the Company had a net loss of $1.2 million ($0.08 per share) as compared to a net loss of $3.7 million ($0.25 per share) for the 13-week period ended August 28, 2004. For the 26-week period ended August 27, 2005, the net loss was $0.1 million ($0.01 per share) as compared to a net loss of $3.7 million ($0.25 per share) for the comparable period last year.

For the second quarter ended August 27, 2005 same store sales increased 3.2% compared to the same period last year. For the 26-week period ended August 27, 2005, same store sales increased 3.5% compared to the same period last year.

Net sales for the second quarter ended August 27, 2005 increased 0.3% to $61.5 million, compared to $61.3 million for the same period last year. Net sales for the 26-week period ended August 27, 2005 decreased 0.5% to $128.9 million, down from $129.6 million for the same period last year.

Syms Corp currently operates a chain of thirty seven "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

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Certain information in this press release includes forward-looking statements
(within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Act of 1934) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

                          (Financial Tables to Follow)

                                    SYMS CORP
                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                    Thirteen               Thirteen             Twenty Six             Twenty Six
                                      Weeks                  Weeks                Weeks                  Weeks
                                      Ended                  Ended                Ended                  Ended
                                    8/27/2005              8/28/2004            8/27/2005              8/28/2004
                                    ---------              ---------            ---------              ---------
Net Sales                           $   61,457             $   61,254           $  128,889             $  129,575

Gross Margin                            23,985                 23,269               52,827                 51,425

Operating Expenses                      26,143                 27,231               53,509                 55,456

Other Income                               (15)                    (7)                 (25)                   (29)

Net Income After Taxes              $   (1,203)             $  (3,732)           $    (148)            $   (3,728)
                                    ==========             ==========           ==========             ==========

Net Income Per Share - Basic        $    (0.08)            $    (0.25)          $    (0.01)            $    (0.25)
                                    ==========             ==========           ==========             ==========

Weighted Average
Shares Outstanding                      14,961                 15,124               14,990                 15,124
                                    ==========             ==========           ==========             ==========


                                    SYMS CORP
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                          August 27,           August 28,
                                            2005                 2004
                                            ----                 ----

ASSETS:

Current Assets
  Cash                                    $ 16,345             $ 18,338
  Receivables                                4,113                6,665
  Inventory                                 76,239               80,153
  Other Current Assets                      18,186                9,058
                                          --------             --------
  Total Current Assets                     114,883              114,214

Property & Equipment                       106,636              120,831

Other Assets - Net                          23,954               25,961
                                          --------             --------
Total Assets                              $245,473             $261,006
                                          ========             ========


Liabilities & Shareholder's Equity:

  Accounts Payable                        $ 26,537             $ 28,676
  Accrued Expenses                           6,523                6,398
  Other Current Liabilities                  3,350                4,214
                                          --------             --------
  Total Current Liabilities                 36,410               39,288

Other Long Term Debt                         1,563                1,838

Shareholder's Equity                       207,500              219,880
                                          --------             --------
Total Liabilities & Capital               $245,473             $261,006
                                          ========             ========